EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the quarter ended March 31, 2017.

Financial Highlights Q3, 2016-17

●	Revenues increased to PKR 977 million compared to PKR 765 million in corresponding quarter of last fiscal year

●	Company posted a net profit of PKR 62 million compared to a net loss of 61 million in the corresponding quarter last fiscal year

Revenues for the quarter ended March 31, 2017, increased to PKR 977 million compared with PKR 765 million in same quarter of last year. The increase in current quarter’s revenues is primarily due to recognition of certain license & services revenue from the European auto manufacturer deal of NFS Ascent implementation in twelve different markets which the Company had announced earlier. Gross profit of the company was PKR 326 million compared to PKR 157 million in the comparative quarter of last fiscal year. Cost of sales slightly increased to PKR 651 million against PKR 608 million in corresponding quarter. The company posted a net profit of PKR 62 million or a profit of PKR 0.68 per diluted share in comparison of a net loss of PKR 61 million or a loss of PKR 0.68 per diluted share in the same quarter of fiscal 2016.